Exhibit 99.1

NOTICE OF OPTIONAL REDEMPTION

CHC HELICOPTER S.A.

9.250% SENIOR SECURED NOTES DUE 2020 (the “Notes”)

CUSIP Nos. 12545D AA6 and 12545D AB4

NOTICE IS HEREBY GIVEN TO THE HOLDERS of the above-referenced Notes

Pursuant to Section 3.07(c) of the Indenture, dated as of October 4, 2010 (as supplemented by that certain First Supplemental Indenture, dated as of February 20, 2012, the “Indenture”; capitalized terms used and not defined herein have the meanings given to such terms in the Indenture) among CHC Helicopter S.A. (the “Issuer”), the Guarantors, HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent, and The Bank of New York Mellon, as Trustee (the “Trustee”), relating to the above-referenced 9.250% Senior Secured Notes due 2020 (the “Notes”), the Issuer has elected to redeem and, subject to the condition set forth below, will redeem on February 7, 2014 (the “Redemption Date”) $130,000,000 aggregate principal amount of Notes at a redemption price equal to 103.00% of the principal amount of the Notes to be redeemed (the “Redemption Price”), plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to, but not including, the Redemption Date. Holders of the Notes will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the address indicated below. Notes called for redemption must be so surrendered in order to collect the Redemption Price. After the Redemption Date, upon surrender of a Note that is being redeemed in part, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. The redemption is subject to the condition that the initial public offering of ordinary shares of CHC Group Ltd., parent of the Issuer, has been consummated on or before the Redemption Date (the “Condition”). The address for delivery of the Notes is as follows:

The Bank of New York Mellon

101 Barclay Street, 7E

New York, NY 10286

Attention: Lesley Daley

Subject to the Condition, on the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption and, unless the Issuer defaults in making payment of the Redemption Price, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date. No representation is made as to the correctness of the CUSIP number, if any, either as printed on the Notes or listed in this Notice of Redemption, and the holder should rely only on the other identification numbers printed on the Notes.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a non-corporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the Trustee has received a properly completed

IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption. A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the Trustee an IRS Form W-8BEN, upon which it certifies its foreign status.

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that any discussion of tax matters set forth in this Notice of Redemption was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state or local tax law.

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Direct inquiries to the Trustee by telephone at 212-815-2719 or by fax at 724-540-6328.

CHC HELICOPTER S.A.

By:	The Bank of New York Mellon, as Trustee

Dated January 8, 2014